MERRILL LYNCH
FUNDAMENTAL
GROWTH
FUND, INC.



[FUND LOGO]
STRATEGIC
         Performance



Semi-Annual Report

February 28, 1998



This report is not authorized for use as an offer of sale or a solicitation of an offer to buy shares of the Fund unless accompanied or preceded by the Fund's current prospectus. Past performance results shown in this report should not be considered a representation of future performance. Investment return and principal value of shares will fluctuate so that shares, when redeemed, may be worth more or less than their original cost. Statements and other information herein are as dated and are subject to change.



Merrill Lynch
Fundamental
Growth Fund, Inc.
Box 9011
Princeton, NJ
08543-9011                                          #16465 -- 2/98



[RECYCLE LOGO]
Printed on post-consumer recycled paper



MERRILL LYNCH FUNDAMENTAL GROWTH FUND, INC.

DEAR SHAREHOLDER

For the quarter ended February 28, 1998, total returns for Merrill Lynch Fundamental Growth Fund, Inc.'s Class A, Class B, Class C and Class D Shares were +9.73%, +9.44%, +9.39% and +9.64%, respectively. The Fund outperformed the Lipper Analytical Services' Growth Fund Average, which had a total return of +9.10%, but slightly underperformed the unmanaged Standard & Poor's 500 Index (S&P 500), which had a total return of +10.25% for the same three-month period. (Investment results shown do not reflect sales charges and would be lower if sales charges were included. Complete performance information, including average annual total returns, can be found on pages 4 and 5 of this report to shareholders.)

During January 1998, the common stock prices of many of the Fund's investments in the computer software, communications equipment and electronics industries recovered from the low share price levels experienced in December 1997, when investors were very apprehensive about the potential negative effects of the emerging recessions in major Asian countries on these companies. The actual reports of fourth quarter 1997 earnings showed that the negative effects overall were relatively modest and in some instances, were insignificant. During the February quarter, seven of the Fund's top ten equity holdings had total returns significantly greater than any of the Fund's competitive benchmarks. Several of these companies, such as Northern Telecom Ltd., Intel Corp., SAP AG (Systeme, Anwendungen, Produkte in der Datenverarbeitung) and Baan Company, N.V. (US Registered Shares) were considered to be at considerable risk of earnings being adversely affected as a result of the emerging recessions in Asia. So far, the negative effects have been relatively modest compared to the apparent expectations of many investors. We continue to research the potential for negative effects of the unfolding economic declines in the major Asian countries on individual corporations. (See page 5 of this report to shareholders for a complete listing of the Fund's Ten Largest Holdings.)

Based on fiscal year-to-date and the latest 12-month comparisons as of February 28, 1998, the Fund's total returns exceeded the total returns of both the Lipper Analytical Services' Growth Funds Average and the unmanaged S&P 500. We continue to believe that there are positive investment opportunities in the US equity market, and at February 28, 1998, the Fund remained relatively fully invested in common stocks.

The Environment
Real economic growth in the United States appears to be strengthening. Real wage rates and personal incomes are rising at faster rates than during the same period of 1997. Record residential mortgage refinancings have introduced new liquidity to the consumer sector. Federal personal income tax refunds are significantly larger than a year ago. Also, Federal tax reductions enacted in 1997 to assist low-income and middle-income households have started to boost after-tax incomes at an estimated $13 billion annual rate. Consumer price inflation is relatively low, and price discounts and rebates are being offered on new motor vehicles. Consequently, consumer confidence surveys are increasingly positive, and real consumer spending is rising on many items from computers and software to television sets and consumer electronics, furniture, recorded music, apparel and motor vehicles. The benefits of Federal tax reduction and residential mortgage refinancing to after-tax real personal incomes could provide some sustainability to this improvement in consumer spending.

The reduced rate of real growth in US corporations' exports to Asian markets is likely to cause a slowdown in the overall rate of growth of corporate profits in 1998, in our view. We continue to focus on identifying individual companies that are likely to experience the greatest reductions in exports of manufactured goods. The declines in the currency values of the major Asian economies relative to the US dollar during the second half of 1997 have improved the price competitiveness of foreign manufactured goods, ranging from motor vehicles and computer memory devices to finished steel products.

The recent reports of most technology companies in the communications equipment, computer and computer software industries show a continued relatively rapid rate of growth in demand globally for advanced wireline and wireless communication infrastructure and communication handsets, personal computers and servers and network application software. Order cancellations or delivery delays in some of the most severely depressed Asian economies appear to be offset by new orders from North America and Europe. Consequently, we anticipate a more favorable real economic growth environment in the United States in 1998, and improved business conditions in Europe during the second half of 1998 as we move closer to the official start-up of the European Monetary Union in 1999.

Investment Strategy
During the February quarter, we shifted the industry weightings of the Fund toward the technology and retailing sectors, while reducing exposures in banking and financial services, oil services and energy. The stock prices of many of the leading technology companies in computers, computer software, electronics and communications equipment declined substantially from about mid-year 1997 to year-end, apparently from investor concerns about business dislocations and lower profits that may follow from the business downturns in major Asian economies. In our opinion, the leading companies in the technology sector are likely to gain market share and grow at above-average rates during any slowdown in overall growth of spending on semiconductor equipment, personal computers and networks servers, communication equipment and computer software.

We increased the Fund's weighting in consumer goods retailers in response to company reports which support our perspective that consumer spending could be rising at a faster rate in 1998. We reduced the Fund's weighting in energy and energy service companies in response to the United Nations' agreement with the government of Iraq, which over a relatively short period of time may increase substantially the supply of oil coming from Iraq. We reduced the weightings in the banking and financial services industries because the valuations are relatively high and because there may be an increase in long-term interest rates in the United States if household spending continues to grow at a faster pace during the remainder of 1998.

We added ten companies to the portfolio during the February quarter and eliminated one holding. We added Applied Materials, Inc. because the valuation appeared reasonable relative to the above-average long-run growth potential. In the global arena, the company is the leading and most broad-based independent developer, manufacturer, marketer and servicer of semiconductor capital equipment, in our view. We purchased Clear Channel Communications, Inc. in response to the enhanced growth potential for this primarily middle-market radio broadcaster as the radio and television industry continues to consolidate, and Dell Computer Corporation in response to the continued surprisingly rapid rate of growth of this personal computer and server company and our rising confidence level in the outlook for industry growth for 1998. We added a position in Ethan Allen Interiors, Inc., a leading home furnishings retailer, because it appeared to have a reasonable valuation given recent rates of growth in earnings and the possibility of a rapid pace of consumer spending on household furnishings in 1998. We added The Gap Inc., a leading apparel retailer with a private brand, because we anticipated that earnings growth would be above-average in what appears to be a stronger consumer spending environment on apparel. We added Morgan Stanley, Dean Witter, Discover & Co. to the portfolio as a result of the attractive valuation and the potential for above-average earnings growth and rates of return as the productivity of the Dean Witter retail brokerage system improves with the enhanced financial product offerings from Morgan Stanley & Co. We purchased shares of PeopleSoft, Inc. because of the reasonable valuation and the potential for above-average earnings growth from an organization which is one of the leading developers and marketers of enterprise business applications for networked operating systems. We also purchased shares of SGS -- Thomson Microelectronics N.V. (NY Registered Shares), one of the leading European developers and manufacturers of electronic devices for systems ranging from computers and telecommunications equipment to industrial equipment, because we believed that the valuation was reasonable and that earnings would grow at an above-average rate with improved returns as soon as there are better business conditions in Europe. We added Sprint Corporation to the portfolio in response to the attractive valuation relative to the above-average growth of revenues and new customers in the Internet communication business as well as the growth of the new digital wireless communications business. Finally, we added Texas Instruments Inc. in response to the attractive valuation relative to long-run earnings growth prospects, especially in the telecommunications area where the organization has the largest global market share for digital signal processors as well as leading edge technological developments.

The only investment eliminated from the portfolio was Oracle Corp., after management reported unsatisfactory operational results. Oracle appears to be losing business and market share to Microsoft Corporation at the low end of the relational database market. Also, Oracle appears to be growing at a substantially slower rate than the leading companies in business applications software for networked operational systems.

In Conclusion
We thank you for your investment in Merrill Lynch Fundamental Growth Fund, Inc., and we look forward to discussing our investment strategy and outlook with you in our upcoming quarterly report to shareholders.

Sincerely,

/S/ARTHUR ZEIKEL
Arthur Zeikel
President

/S/LAWRENCE R. FULLER
Lawrence R. Fuller
Senior Vice President and Portfolio Manager

March 31, 1998



PERFORMANCE DATA

About Fund Performance

Investors are able to purchase shares of the Fund through the Merrill Lynch Select Pricing(SM) System, which offers four pricing alternatives:

[bullet] Class A Shares incur a maximum initial sales charge (front-end load) of 5.25% and bear no ongoing distribution or account maintenance fees. Class A Shares are available only to eligible investors, as detailed in the Fund's prospectus. If you were a Class A shareholder prior to October 21, 1994, your Class A Shares were redesignated to Class D Shares on October 21, 1994. However, in the case of certain eligible investors, the shares were simultaneously exchanged for Class A Shares.

[bullet] Class B Shares are subject to a maximum contingent deferred sales charge of 4% if redeemed during the first year, decreasing 1% each year thereafter to 0% after the fourth year. In addition, Class B Shares are subject to a distribution fee of 0.75% and an account maintenance fee of 0.25%. These shares automatically convert to Class D Shares after 8 years. (There is no initial sales charge for automatic share conversions.) If you were a Class B shareholder prior to October 21, 1994, your Class B Shares were redesignated to Class C Shares on October 21, 1994.

[bullet] Class C Shares are subject to a distribution fee of 0.75% and an account maintenance fee of 0.25%. In addition, Class C Shares are subject to a 1% contingent deferred sales charge if redeemed within one year of purchase.

[bullet] Class D Shares incur a maximum initial sales charge of 5.25% and an account maintenance fee of 0.25% (but no distribution fee).

None of the past results shown should be considered a representation of future performance. Figures shown in the "Average Annual Total Return" tables assume reinvestment of all dividends and capital gains distributions at net asset value on the ex-dividend date. Investment return and principal value of shares will fluctuate so that shares, when redeemed, may be worth more or less than their original cost. Dividends paid to each class of shares will vary because of the different levels of account maintenance, distribution and transfer agency fees applicable to each class, which are deducted from the income available to be paid to shareholders.



Recent Performance Results*

                                                                 12 Month         3 Month        Since Inception
                                                               Total Return     Total Return       Total Return

ML Fundamental Growth Fund, Inc. Class A Shares                   +36.78%         + 9.73%            +129.04%
ML Fundamental Growth Fund, Inc. Class B Shares                   +35.28          + 9.44             +121.25
ML Fundamental Growth Fund, Inc. Class C Shares                   +35.24          + 9.39             +117.87
ML Fundamental Growth Fund, Inc. Class D Shares                   +36.33          + 9.64             +126.90
Standard & Poor's 500 Index**                                     +34.99          +10.25         +143.12/+170.29

 * Investment results shown do not reflect sales charges; results shown would be lower if a sales charge was included. Total investment returns are based on changes in net asset values for the periods shown, and assume reinvestment of all dividends and capital gains distributions at net asset value on the ex-dividend date. The Fund's inception dates are: Class A and Class B Shares, 10/21/94; and Class C and
   Class D Shares, 12/24/92.
** An unmanaged broad-based Index comprised of common stocks. Since inception total returns are for the periods from 10/21/94 to 2/28/98 and from 12/24/92 to 2/28/98, respectively.


Average Annual Total Return

                         % Return Without          % Return With
                           Sales Charge            Sales Charge**
Class A Shares*
Year Ended 12/31/97           +32.03%                 +25.10%
Inception (10/21/94)
through 12/31/97              +25.97                  +23.86

 * Maximum sales charge is 5.25%.
** Assuming maximum sales charge.


                            % Return                  % Return
                          Without CDSC               With CDSC**
Class B Shares*
Year Ended 12/31/97           +30.65%                 +26.65%
Inception (10/21/94)
through 12/31/97              +24.67                  +24.48

 * Maximum contingent deferred sales charge is 4% and is reduced to 0% after 4 years.
** Assuming payment of applicable contingent deferred sales charge.


                            % Return                  % Return
                          Without CDSC               With CDSC**
Class C Shares*
Year Ended 12/31/97           +30.65%                 +29.65%
Five Years Ended 12/31/97     +14.97                  +14.97
Inception (12/24/92)
through 12/31/97              +14.72                  +14.72

 * Maximum contingent deferred sales charge is 1% and is reduced to 0% after 1 year.
** Assuming payment of applicable contingent deferred sales charge.


                         % Return Without          % Return With
                           Sales Charge            Sales Charge**
Class D Shares*
Year Ended 12/31/97           +31.63%                 +24.72%
Five Years Ended 12/31/97     +15.86                  +14.62
Inception (12/24/92)
through 12/31/97              +15.61                  +14.38

 * Maximum sales charge is 5.25%.
** Assuming maximum sales charge.

PORTFOLIO INFORMATION

Ten Largest Holdings                              Percent of
(Equity Investments)                              Net Assets

COMPAQ Computer Corp.                                3.5%
Northern Telecom Ltd.                                3.2
Intel Corp.                                          3.0
SAP AG (Systeme, Anwendungen, Produkte
  in der Datenverarbeitung) (ADR)                    3.0
Travelers Group, Inc.                                3.0
Merck & Co., Inc.                                    2.8
The Walt Disney Co.                                  2.8
Baan Company, N.V. (US Registered Shares)            2.7
General Electric Co.                                 2.5
Wal-Mart Stores, Inc.                                2.4


Ten Largest Industries                            Percent of
(Equity Investments)                              Net Assets

Communications Equipment                            10.2%
Banking & Financial                                  8.6
Software -- Computer                                 7.9
Pharmaceuticals                                      7.1
Financial Services                                   5.9
Electronics                                          5.2
Retail Specialty                                     4.6
Computers                                            4.4
Entertainment                                        3.5
Electrical Equipment                                 2.9

Equity Portfolio Changes for the
Quarter Ended February 28, 1998

Additions
Applied Materials, Inc.
Clear Channel Communications, Inc.
Dell Computer Corporation
Ethan Allen Interiors, Inc.
Gap, Inc. (The)
Morgan Stanley, Dean Witter, Discover & Co.
PeopleSoft, Inc.
SGS - Thomson Microelectronics N.V.
    (NY Registered Shares)
Sprint Corporation
Texas Instruments Inc.

Deletion
Oracle Corp.






Merrill Lynch Fundamental Growth Fund, Inc.                                                              February 28, 1998

SCHEDULE OF INVESTMENTS

                               Shares                                                                 Value       Percent of
Industries                      Held                   Stocks                          Cost         (Note 1a)     Net Assets

Advertising                    75,000     Interpublic Group of Companies, Inc.      $2,084,537     $4,087,500         0.6%

Banking & Financial           275,000     Banc One Corp.                            12,748,106     15,537,500         2.3
                               75,000     BankAmerica Corp.                          5,404,138      5,812,500         0.9
                              110,000     Citicorp                                  14,427,164     14,575,000         2.2
                              200,000     Mellon Bank Corp.                         11,074,562     12,462,500         1.8
                              155,000     State Street Boston Corp.                  7,301,335      9,580,938         1.4
                                                                                  ------------   ------------     -------
                                                                                    50,955,305     57,968,438         8.6

Beverages                      70,000     The Coca-Cola Co.                          3,760,705      4,808,125         0.7

Broadcasting -- Radio         100,000    +Clear Channel Communications, Inc.         8,510,355      9,062,500         1.3
& Television

Communications                200,000     Cisco Systems, Inc.                       10,842,120     13,175,000         2.0
Equipment                     375,000    +FORE Systems, Inc.                         8,522,573      6,000,000         0.9
                               75,000     Lucent Technologies, Inc.                  5,552,065      8,128,125         1.2
                              200,000    +Newbridge Networks Corporation             8,383,528      4,700,000         0.7




                              400,000     Northern Telecom Ltd.                     17,789,260     21,325,000         3.2
                              320,000     Telefonaktiebolaget LM Ericsson (ADR)(a)  12,753,213     14,500,000         2.2
                                                                                  ------------   ------------     -------
                                                                                    63,842,759     67,828,125        10.2

Computers                     740,000     COMPAQ Computer Corp.                     16,217,189     23,726,250         3.5
                               35,000    +Dell Computer Corporation                  4,403,375      4,893,438         0.7
                               20,000     Hewlett-Packard Co.                        1,096,400      1,340,000         0.2
                                                                                  ------------   ------------     -------
                                                                                    21,716,964     29,959,688         4.4

Cosmetics                     100,000     The Gillette Co.                           7,495,792     10,787,500         1.6
                               20,000     International Flavors & Fragrances Inc.      973,375        920,000         0.1
                                                                                  ------------   ------------     -------
                                                                                     8,469,167     11,707,500         1.7

Electrical Equipment           30,000     Emerson Electric Co.                       1,226,140      1,914,375         0.3
                              220,000     General Electric Co.                      10,464,488     17,105,000         2.5
                               10,000     Honeywell, Inc.                              748,156        792,500         0.1
                                                                                  ------------   ------------     -------
                                                                                    12,438,784     19,811,875         2.9

Electronics                   230,000     Intel Corp.                               17,013,642     20,613,750         3.0
                               25,000    +SGS - Thomson Microelectronics N.V.
                                          (NY Registered Shares)                     1,743,352      1,903,125         0.3
                              220,000     Texas Instruments Inc.                    12,827,918     12,732,500         1.9
                                                                                  ------------   ------------     -------
                                                                                    31,584,912     35,249,375         5.2

Energy                        120,000     El Paso Natural Gas Co.                    5,749,547      7,965,000         1.2
                              130,000     Enron Corp.                                5,701,185      6,110,000         0.9
                                                                                  ------------   ------------     -------
                                                                                    11,450,732     14,075,000         2.1

Entertainment                 100,000    +Viacom, Inc. (Class A)                     4,607,042      4,725,000         0.7
                              170,000     The Walt Disney Co.                       15,771,304     19,029,375         2.8
                                                                                  ------------   ------------     -------
                                                                                    20,378,346     23,754,375         3.5

Financial Services             35,000     American Express Company                   3,103,537      3,152,188         0.5
                               95,000     Federal National Mortgage Association      4,954,567      6,062,188         0.9
                              150,000     Morgan Stanley, Dean Witter, Discover
                                          & Co.                                      9,143,822     10,453,125         1.5
                              365,000     Travelers Group, Inc.                     14,617,869     20,348,750         3.0
                                                                                  ------------   ------------     -------
                                                                                    31,819,795     40,016,251         5.9

Food                           30,000     ConAgra Inc.                                 649,650        900,000         0.1
                               30,000     Wrigley (Wm.) Jr. Co. (Class B)            1,890,550      2,291,250         0.4
                                                                                  ------------   ------------     -------
                                                                                     2,540,200      3,191,250         0.5

Food Merchandising             75,000     Albertson's, Inc.                          2,849,355      3,510,938         0.5
                              150,000    +Meyer (Fred), Inc.                         2,851,086      6,665,625         1.0
                                                                                  ------------   ------------     -------
                                                                                     5,700,441     10,176,563         1.5

Home Furnishings              180,000     Ethan Allen Interiors, Inc.                9,425,905     10,035,000         1.5

Hotel                          20,000     Marriott International, Inc.                 994,115      1,515,000         0.2

Household Products             20,000     Colgate-Palmolive Co.                      1,401,400      1,623,750         0.2
                               20,000     Kimberly-Clark Corporation                 1,078,644      1,113,750         0.2
                              100,000     Procter & Gamble Co.                       5,346,649      8,493,750         1.3
                               45,000     Unilever N.V. (NY Registered Shares)       2,568,609      2,894,063         0.4
                                                                                  ------------   ------------     -------
                                                                                    10,395,302     14,125,313         2.1

Information Processing        250,000     First Data Corp.                           9,431,215      8,500,000         1.3

Insurance                      10,000     Aetna Inc.                                   822,491        873,750         0.1
                               95,000     American International Group, Inc.         8,617,671     11,417,812         1.7
                                                                                  ------------   ------------     -------
                                                                                     9,440,162     12,291,562         1.8

Leisure                       185,000     Polygram N.V. (NY Registered Shares)       9,645,436      9,620,000         1.4

Medical -- Technology         125,000    +Boston Scientifc Corp.                     7,080,271      7,468,750         1.1
                               75,000     Guidant Corp.                              4,862,965      5,470,312         0.8
                               20,000     Johnson & Johnson                            947,465      1,510,000         0.2
                                                                                  ------------   ------------     -------
                                                                                    12,890,701     14,449,062         2.1

Oil Services                  135,000     Baker Hughes, Inc.                         5,593,791      5,526,562         0.8
                              125,000     Diamond Offshore Drilling, Inc.            4,876,889      5,664,062         0.8
                               80,000     Schlumberger Ltd.                          4,851,262      6,030,000         0.9
                                                                                  ------------   ------------     -------
                                                                                    15,321,942     17,220,624         2.5

Pharmaceuticals                30,000     Amgen, Inc.                                1,598,927      1,593,750         0.2
                              140,000     Bristol-Myers Squibb Co.                  12,364,747     14,026,250         2.1
                              150,000     Merck & Co., Inc.                         14,481,819     19,134,375         2.8
                              150,000     Pfizer, Inc.                               9,449,770     13,275,000         2.0
                                                                                  ------------   ------------     -------
                                                                                    37,895,263     48,029,375         7.1

Photography                    25,000     Eastman Kodak Co.                          1,602,338      1,640,625         0.2

Pollution Control              20,000     Waste Management Inc.                        591,174        500,000         0.1

Restaurant                     25,000     McDonald's Corp.                           1,141,245      1,368,750         0.2

Retail Specialty               70,000     CVS Corporation                            4,085,892      5,184,375         0.8
                              135,000     Gap Inc. (The)                             5,452,669      6,032,812         0.9
                              700,000    +Staples Inc.                              13,028,523     14,787,500         2.2
                              140,000     Walgreen Co.                               3,955,723      5,136,250         0.7
                                                                                  ------------   ------------     -------
                                                                                    26,522,807     31,140,937         4.6

Retail Stores                 350,000     Wal-Mart Stores, Inc.                     11,504,809     16,209,375         2.4

Semiconductor                 260,000    +Applied Materials, Inc.                    9,514,476      9,571,250         1.4
Capital Equipment

Software -- Computer          400,000    +Baan Company, N.V. (US Registered Shares) 11,975,073     17,975,000         2.7
                               60,000    +Microsoft Corp.                            3,328,750      5,085,000         0.8
                              220,000    +PeopleSoft, Inc.                           8,907,272      9,817,500         1.4
                              150,000     SAP AG (Systeme, Anwendungen, Produkte
                                          in der Datenverarbeitung) (ADR)(a)        10,425,846     20,512,500         3.0
                                                                                  ------------   ------------     -------
                                                                                    34,636,941     53,390,000         7.9

Telecommunications            240,000     Sprint Corporation                        14,564,609     15,840,000         2.3

Toys                          175,000     Mattel, Inc.                               6,563,982      7,404,687         1.1

Travel & Lodging              115,000     Carnival Corporation (Class A)             5,499,260      6,770,625         1.0
                                                                                  ------------   ------------     -------
                                          Total Stocks                             502,834,684    611,318,750        90.3
                                                                                  ============   ============     =======


                               Face
                              Amount                  Short-Term Securities

Commercial                $10,000,000     Atlantic Asset Securitization Corporation,
Paper*                                    5.52% due 3/12/1998                        9,981,600      9,981,600         1.5
                            5,000,000     Delaware Funding Corp., 5.52% due
                                          3/16/1998                                  4,987,733      4,987,733         0.7
                           10,000,000     Finova Capital Corp., 5.50% due 3/04/1998  9,993,889      9,993,889         1.5
                            4,662,000     General Motors Acceptance Corp., 5.69%
                                          due 3/02/1998                              4,660,526      4,660,526         0.7
                           15,000,000     Lexington Parker Capital Co. LLC, 5.50%
                                          due 3/06/1998                             14,986,250     14,986,250         2.2
                           22,000,000     Riverwoods Funding Corp., 5.48% due
                                          3/06/1998                                 21,979,907     21,979,907         3.2
                                                                                  ------------   ------------     -------
                                          Total Short-Term Securities               66,589,905     66,589,905         9.8
                                                                                  ============   ============     =======

Total Investments                                                                 $569,424,589    677,908,655       100.1
                                                                                  ============

Liabilities in Excess of Other Assets                                                                (672,219)       (0.1)
                                                                                                 ------------     -------
Net Assets                                                                                       $677,236,436       100.0%
                                                                                                 ============     =======

 * Commercial Paper is traded on a discount basis; the interest rates shown are the discount rates paid at the time of purchase by the Fund.
 +  Non-income producing security.
(a) American Depositary Receipts (ADR).

    See Notes to Financial Statements.






FINANCIAL INFORMATION

Statement of Assets and Liabilities as of February 28, 1998

Assets:               Investments, at value (identified cost -- $569,424,589) (Note 1a)                      $677,908,655
                      Cash                                                                                         78,047
                      Receivables:
                      Capital shares sold                                                     $5,394,600
                      Dividends                                                                  283,595        5,678,195
                                                                                            ------------
                      Deferred organization expenses (Note 1f)                                                      5,077
                      Prepaid registration fees and other assets (Note 1f)                                         58,750
                                                                                                             ------------
                      Total assets                                                                            683,728,724
                                                                                                             ------------

Liabilities:          Payables:
                      Securities purchased                                                     4,061,271
                      Capital shares redeemed                                                  1,525,805
                      Distributor (Note 2)                                                       362,804
                      Investment adviser (Note 2)                                                312,051        6,261,931
                                                                                            ------------
                      Accrued expenses and other liabilities                                                      230,357
                                                                                                             ------------
                      Total liabilities                                                                         6,492,288
                                                                                                             ------------

Net Assets:           Net assets                                                                             $677,236,436
                                                                                                             ============

Net Assets            Class A Shares of capital stock, $0.10 par value, 100,000,000 shares
Consist of:           authorized                                                                                 $566,838
                      Class B Shares of capital stock, $0.10 par value, 100,000,000 shares
                      authorized                                                                                2,317,225
                      Class C Shares of capital stock, $0.10 par value, 100,000,000 shares
                      authorized                                                                                  620,442
                      Class D Shares of capital stock, $0.10 par value, 100,000,000 shares
                      authorized                                                                                  509,070
                      Paid-in capital in excess of par                                                        552,267,471
                      Accumulated investment loss -- net                                                         (717,621)
                      Undistributed realized capital gains on investments -- net                               13,188,945
                      Unrealized appreciation on investments -- net                                           108,484,066
                                                                                                             ------------
                      Net assets                                                                             $677,236,436
                                                                                                             ============

Net Asset Value:      Class A -- Based on net assets of $98,908,012 and 5,668,378 shares
                      outstanding                                                                                  $17.45
                                                                                                             ============
                      Class B -- Based on net assets of $386,247,656 and 23,172,252 shares
                      outstanding                                                                                  $16.67
                                                                                                             ============
                      Class C -- Based on net assets of $103,879,295 and 6,204,417 shares
                      outstanding                                                                                  $16.74
                                                                                                             ============
                      Class D -- Based on net assets of $88,201,473 and 5,090,704 shares
                      outstanding                                                                                  $17.33
                                                                                                             ============

                      See Notes to Financial Statements.






Statement of Operations for the Six Months Ended February 28, 1998

Investment Income     Dividends (net of $7,782 foreign withholding tax)                                        $1,982,604
(Notes 1d & 1e):      Interest and discount earned                                                              1,350,439
                                                                                                             ------------
                      Total income                                                                              3,333,043
                                                                                                             ------------

Expenses:             Investment advisory fees (Note 2)                                                         1,613,898
                      Account maintenance and distribution fees -- Class B (Note 2)                             1,378,910
                      Account maintenance and distribution fees -- Class C (Note 2)                               418,865
                      Transfer agent fees -- Class B (Note 2)                                                     192,581
                      Account maintenance fees -- Class D (Note 2)                                                 85,271
                      Registration fees (Note 1f)                                                                  69,271
                      Transfer agent fees -- Class C (Note 2)                                                      59,897
                      Printing and shareholder reports                                                             48,408
                      Transfer agent fees -- Class A (Note 2)                                                      40,338
                      Transfer agent fees -- Class D (Note 2)                                                      40,000
                      Professional fees                                                                            35,797
                      Accounting services (Note 2)                                                                 24,610
                      Directors' fees and expenses                                                                 18,368
                      Custodian fees                                                                               14,665
                      Amortization of organization expenses (Note 1f)                                               2,310
                      Other                                                                                         7,475
                                                                                                             ------------
                      Total expenses                                                                            4,050,664
                                                                                                             ------------
                      Investment loss -- net                                                                     (717,621)
                                                                                                             ------------

Realized &            Realized gain from investments -- net                                                    13,737,091
Unrealized Gain on    Change in unrealized appreciation on investments -- net                                  58,961,406
Investments -- Net                                                                                           ------------
(Notes 1b, 1c,        Net Increase in Net Assets Resulting from Operations                                    $71,980,876
1e & 3):                                                                                                     ============

                      See Notes to Financial Statements.






Statements of Changes in Net Assets
                                                                                           For the Six       For the Year
                                                                                           Months Ended       Year Ended
Increase (Decrease) in Net Assets:                                                         Feb. 28, 1998     Aug. 31, 1997

Operations:            Investment loss -- net                                               $(717,621)         $(986,327)
                       Realized gain on investments -- net                                 13,737,091         63,286,586
                       Change in unrealized appreciation on investments -- net             58,961,406         31,560,205
                                                                                         ------------       ------------
                       Net increase in net assets resulting from operations                71,980,876         93,860,464
                                                                                         ------------       ------------

Distributions to       Realized gain on investments -- net:
Shareholders           Class A                                                             (8,425,794)        (4,708,644)
(Note 1g):             Class B                                                            (34,969,855)       (11,489,976)
                       Class C                                                            (10,532,443)        (4,699,934)
                       Class D                                                             (8,909,959)        (2,535,797)
                                                                                         ------------       ------------
                       Net decrease in net assets resulting from distributions to
                       shareholders                                                       (62,838,051)       (23,434,351)
                                                                                         ------------       ------------

Capital Share          Net increase in net assets derived from capital share transactions 261,575,322         95,459,275
Transactions                                                                             ------------       ------------
(Note 4):

Net Assets:            Total increase in net assets                                       270,718,147        165,885,388
                       Beginning of period                                                406,518,289        240,632,901
                                                                                         ------------       ------------
                       End of period                                                     $677,236,436       $406,518,289
                                                                                         ============       ============

                       See Notes to Financial Statements.






Financial Highlights

                                                                                        Class A++
                                                                     For the                                    For the
                                                                      Six                                       Period
The following per share data and ratios have been derived            Months                                     Oct. 21,
from information provided in the financial statements.               Ended          For the Year Ended          1994+ to
                                                                    Feb. 28,            August 31,              Aug. 31,
                                                                      1998          1997          1996            1995
Increase (Decrease) in Net Asset Value:

Per Share            Net asset value, beginning of period           $17.37        $13.60        $11.66           $9.99
Operating                                                        ---------     ---------     ---------       ---------
Performance:         Investment income -- net                          .04           .07           .07              --+++++
                     Realized and unrealized gain on investments
                     -- net                                           2.38          4.95          2.13            1.98
                                                                 ---------     ---------     ---------       ---------
                     Total from investment operations                 2.42          5.02          2.20            1.98
                                                                 ---------     ---------     ---------       ---------
                     Less distributions from realized gain on
                     investments -- net                              (2.34)        (1.25)         (.26)           (.31)
                                                                 ---------     ---------     ---------       ---------
                     Net asset value, end of period                 $17.45        $17.37        $13.60          $11.66
                                                                 =========     =========     =========       =========

Total Investment     Based on net asset value per share              14.65%++++    39.24%        19.02%          20.55%++++
Return:**                                                        =========     =========     =========       =========

Ratios to Average    Expenses                                          .86%*         .99%         1.12%           1.46%*
Net Assets:                                                      =========     =========     =========       =========
                     Investment income -- net                          .49%*         .47%          .51%            .02%*
                                                                 =========     =========     =========       =========

Supplemental         Net assets, end of period (in thousands)      $98,908       $62,049       $47,048         $21,288
Data:                                                            =========     =========     =========       =========
                     Portfolio turnover                              23.53%        94.38%        82.10%          80.41%
                                                                 =========     =========     =========       =========
                     Average commission rate paid+++                $.0630        $.0628        $.0623              --
                                                                 =========     =========     =========       =========
                   * Annualized.
                  ** Total investment returns exclude the effects of sales loads.
                   + Commencement of operations.
                  ++ Based on average shares outstanding.
                 +++ For fiscal years beginning on or after September 1, 1995, the Fund is required to disclose its average commission
                     rate per share for purchases and sales of equity
                     securities.
                ++++ Aggregate total investment return.
               +++++ Amount is less than $.01 per share.

                     See Notes to Financial Statements.






                                                                                        Class B++
                                                                     For the                                    For the
                                                                      Six                                       Period
The following per share data and ratios have been derived            Months                                     Oct. 21,
from information provided in the financial statements.               Ended          For the Year Ended          1994+ to
                                                                    Feb. 28,            August 31,              Aug. 31,
                                                                      1998          1997          1996            1995
Increase (Decrease) in Net Asset Value:

Per Share            Net asset value, beginning of period           $16.69        $13.14        $11.40           $9.85
Operating                                                        ---------     ---------     ---------       ---------
Performance:         Investment loss -- net                           (.04)         (.09)         (.07)           (.09)
                     Realized and unrealized gain on investments
                     -- net                                           2.26          4.79          2.07            1.95
                                                                 ---------     ---------     ---------       ---------
                     Total from investment operations                 2.22          4.70          2.00            1.86
                                                                 ---------     ---------     ---------       ---------
                     Less distributions from realized gain on
                     investments -- net                              (2.24)        (1.15)         (.26)           (.31)
                                                                 ---------     ---------     ---------       ---------
                     Net asset value, end of period                 $16.67        $16.69        $13.14          $11.40
                                                                 =========     =========     =========       =========

Total Investment     Based on net asset value per share              13.97%++++    37.95%        17.68%          19.60%++++
Return:**                                                        =========     =========     =========       =========

Ratios to Average    Expenses                                         1.88%*        2.02%         2.16%           2.48%*
Net Assets:                                                      =========     =========     =========       =========
                     Investment loss -- net                           (.54%)*       (.59%)        (.54%)          (.95%)*
                                                                 =========     =========     =========       =========

Supplemental         Net assets, end of period (in thousands)     $386,248      $216,636      $116,641         $63,748
Data:                                                            =========     =========     =========       =========
                     Portfolio turnover                              23.53%        94.38%        82.10%          80.41%
                                                                 =========     =========     =========       =========
                     Average commission rate paid+++                $.0630        $.0628        $.0623              --
                                                                 =========     =========     =========       =========

                   * Annualized.
                  ** Total investment returns exclude the effects of sales loads.
                   + Commencement of operations.
                  ++ Based on average shares outstanding.
                 +++ For fiscal years beginning on or after September 1, 1995, the Fund is required to disclose its average commission rate per share for purchases and sales of equity securities.
                ++++ Aggregate total investment return.

                     See Notes to Financial Statements.






                                                                                           Class C+
                                                                For the
                                                                  Six
The following per share data and ratios have been derived        Months
from information provided in the financial statements.           Ended
                                                                Feb. 28,               For the Year Ended August 31,
                                                                  1998          1997          1996         1995         1994
Increase (Decrease) in Net Asset Value:

Per Share            Net asset value, beginning of period       $16.72        $13.14        $11.40        $9.96        $9.86
Operating                                                    ---------     ---------     ---------    ---------    ---------
Performance:         Investment loss -- net                       (.04)         (.09)         (.07)        (.09)        (.05)
                     Realized and unrealized gain on
                     investments -- net                           2.27          4.79          2.07         1.84          .15
                                                             ---------     ---------     ---------    ---------    ---------
                     Total from investment operations             2.23          4.70          2.00         1.75          .10
                                                             ---------     ---------     ---------    ---------    ---------
                     Less distributions from realized gain
                     on investments -- net                       (2.21)        (1.12)         (.26)        (.31)          --
                                                             ---------     ---------     ---------    ---------    ---------
                     Net asset value, end of period             $16.74        $16.72        $13.14       $11.40        $9.96
                                                             =========     =========     =========    =========    =========

Total Investment     Based on net asset value per share          13.97%++++    37.90%        17.68%       18.28%        1.01%
Return:**                                                    =========     =========     =========    =========    =========

Ratios to Average    Expenses                                     1.88%*        2.02%         2.15%        2.44%        2.35%
Net Assets:                                                  =========     =========     =========    =========    =========
                     Investment loss -- net                       (.54%)*       (.58%)        (.57%)       (.88%)       (.52%)
                                                             =========     =========     =========    =========    =========

Supplemental         Net assets, end of period (in thousands) $103,879       $74,732       $54,052      $44,220      $47,263
Data:                                                        =========     =========     =========    =========    =========
                     Portfolio turnover                          23.53%        94.38%        82.10%       80.41%      112.68%
                                                             =========     =========     =========    =========    =========
                     Average commission rate paid++             $.0630        $.0628        $.0623           --           --
                                                             =========     =========     =========    =========    =========

                   * Annualized.
                  ** Total investment returns exclude the effects of sales loads.
                   + Based on average shares outstanding.
                  ++ For fiscal years beginning on or after September 1, 1995, the Fund is required to disclose its average commission rate per share for purchases and sales of equity securities.
                ++++ Aggregate total investment return.

                     See Notes to Financial Statements.






                                                                                           Class D+
                                                                For the
                                                                  Six
The following per share data and ratios have been derived        Months
from information provided in the financial statements.           Ended
                                                                Feb. 28,               For the Year Ended August 31,
                                                                  1998          1997          1996         1995         1994
Increase (Decrease) in Net Asset Value:

Per Share            Net asset value, beginning of period       $17.27        $13.54        $11.64       $10.09        $9.91
Operating                                                    ---------     ---------     ---------    ---------    ---------
Performance:         Investment income (loss) -- net               .02           .03           .03         (.01)         .03
                     Realized and unrealized gain on
                     investments -- net                           2.36          4.93          2.13         1.87          .15
                                                             ---------     ---------     ---------    ---------    ---------
                     Total from investment operations             2.38          4.96          2.16         1.86          .18
                                                             ---------     ---------     ---------    ---------    ---------
                     Less distributions from realized gain
                     on investments -- net                       (2.32)        (1.23)         (.26)        (.31)          --
                                                             ---------     ---------     ---------    ---------    ---------
                     Net asset value, end of period             $17.33        $17.27        $13.54       $11.64       $10.09
                                                             =========     =========     =========    =========    =========

Total Investment     Based on net asset value per share          14.47%++++    38.90%        18.70%       19.15%        1.82%
Return:**                                                    =========     =========     =========    =========    =========

Ratios to Average    Expenses                                     1.11%*        1.24%         1.37%        1.65%        1.58%
Net Assets:                                                  =========     =========     =========    =========    =========
                     Investment income (loss) -- net               .23%*         .17%          .24%        (.10%)        .31%
                                                             =========     =========     =========    =========    =========

Supplemental         Net assets, end of period (in thousands)  $88,201       $53,101       $22,892      $13,231       $8,623
Data:                                                        =========     =========     =========    =========    =========
                     Portfolio turnover                          23.53%        94.38%        82.10%       80.41%      112.68%
                                                             =========     =========     =========    =========    =========
                     Average commission rate paid++             $.0630        $.0628        $.0623           --           --
                                                             =========     =========     =========    =========    =========

                   * Annualized.
                  ** Total investment returns exclude the effects of sales loads.
                   + Based on average shares outstanding.
                  ++ For fiscal years beginning on or after September 1, 1995, the Fund is required to disclose its average commission rate per share for purchases and sales of equity securities.
                ++++ Aggregate total investment return.

                     See Notes to Financial Statements.




Merrill Lynch Fundamental Growth Fund, Inc.      February 28, 1998

NOTES TO FINANCIAL STATEMENTS

1. Significant Accounting Policies:
Merrill Lynch Fundamental Growth Fund, Inc. (the "Fund") is registered under the Investment Company Act of 1940 as a diversified, open-end management investment company. These unaudited financial statements reflect all adjustments which are, in the opinion of management, necessary to a fair statement of the results for the interim period presented. All such adjustments are of a normal recurring nature. The Fund offers four classes of shares under the Merrill Lynch Select Pricing(SM) System. Shares of Class A and Class D are sold with a front-end sales charge. Shares of Class B and Class C may be subject to a contingent deferred sales charge. All classes of shares have identical voting, dividend, liquidation and other rights and the same terms and conditions, except that Class B, Class C and Class D Shares bear certain expenses related to the account maintenance of such shares, and Class B and Class C Shares also bear certain expenses related to the distribution of such shares. Each class has exclusive voting rights with respect to matters relating to its account maintenance and distribution expenditures. The following is a summary of significant accounting policies followed by the Fund.

(a) Valuation of investments -- Portfolio securities which are traded on stock exchanges are valued at the last sale price on the exchange on which such securities are traded, as of the close of business on the day the securities are being valued or, lacking any sales, at the last available bid price. Securities traded in the over-the-counter market are valued at the last available bid price prior to the time of valuation. In cases where securities are traded on more than one exchange, the securities are valued on the exchange designated by or under the authority of the Board of Directors as the primary market. Securities which are traded both in the over-the-counter market and on a stock exchange are valued according to the broadest and most representative market. Options written are valued at the last sale price in the case of exchange-traded options or, in the case of options traded in the over-the-counter market, the last asked price. Options purchased are valued at the last sale price in the case of exchange-traded options or, in the case of options traded in the over-the-counter market, the last bid price. Short-term securities are valued at amortized cost, which approximates market value. Other investments, including futures contracts and related options, are stated at market value. Securities and assets for which market value quotations are not available are valued at their fair value as determined in good faith by or under the direction of the Fund's Board of Directors.

(b) Derivative financial instruments -- The Fund may engage in various portfolio strategies to seek to increase its return by hedging its portfolio against adverse movements in the equity, debt and currency markets. Losses may arise due to changes in the value of the contract or if the counterparty does not perform under the contract.

[bullet] Financial futures contracts -- The Fund may purchase or sell financial futures contracts and options on such futures contracts for the purpose of hedging the market risk on existing securities or the intended purchase of securities. Futures contracts are contracts for delayed delivery of securities at a specific future date and at a specific price or yield. Upon entering into a contract, the Fund deposits and maintains as collateral such initial margin as required by the exchange on which the transaction is effected. Pursuant to the contract, the Fund agrees to receive from or pay to the broker an amount of cash equal to the daily fluctuation in value of the contract. Such receipts or payments are known as variation margin and are recorded by the Fund as unrealized gains or losses. When the contract is closed, the Fund records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed.

[bullet] Options -- The Fund is authorized to write and purchase call and put options. When the Fund writes an option, an amount equal to the premium received by the Fund is reflected as an asset and an equivalent liability. The amount of the liability is subsequently marked to market to reflect the current value of the option written. When a security is purchased or sold through an exercise of an option, the related premium paid (or received) is added to (or deducted from) the basis of the security acquired or deducted from (or added to) the proceeds of the security sold. When an option expires (or the Fund enters into a closing transaction), the Fund realizes a gain or loss on the option to the extent of the premiums received or paid (or gain or loss to the extent the cost of the closing transaction exceeds the premium paid or received).

Written and purchased options are non-income producing investments.

(c) Foreign currency transactions -- Transactions denominated in foreign currencies are recorded at the exchange rate prevailing when recognized. Assets and liabilities denominated in foreign currencies are valued at the exchange rate at the end of the period. Foreign currency transactions are the result of settling (realized) or valuing (unrealized) assets or liabilities expressed in foreign currencies into US dollars. Realized and unrealized gains or losses from investments include the effects of foreign exchange rates on investments.

(d) Income taxes -- It is the Fund's policy to comply with the requirements of the Internal Revenue Code applicable to regulated investment companies and to distribute substantially all of its taxable income to its shareholders. Therefore, no Federal income tax provision is required. Under the applicable foreign tax law, a withholding tax may be imposed on interest, dividends, and capital gains at various rates.

(e) Security transactions and investment income -- Security transactions are recorded on the dates the transactions are entered into (the trade dates). Dividend income is recorded on the ex- dividend dates. Dividends from foreign securities where the ex- dividend date may have passed are subsequently recorded when the Fund has determined the ex-dividend date. Interest income (including amortization of discount) is recognized on the accrual basis. Realized gains and losses on security transactions are determined on the identified cost basis.

(f) Deferred organization expenses and prepaid registration fees -- Deferred organization expenses are charged to expense on a straight-line basis over a five-year period. Prepaid registration fees are charged to expense as the related shares are issued.

(g) Dividends and distributions -- Dividends and distributions paid by the Fund are recorded on the ex-dividend dates.

2. Investment Advisory Agreement and Transactions with Affiliates:
The Fund has entered into an Investment Advisory Agreement with Merrill Lynch Asset Management, L.P. ("MLAM"). The general partner of MLAM is Princeton Services, Inc. ("PSI"), an indirect wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("ML & Co."), which is the limited partner. The Fund has also entered into a Distribution Agreement and Distribution Plans with Merrill Lynch Funds Distributor, Inc. ("MLFD" or "Distributor"), a wholly-owned subsidiary of Merrill Lynch Group, Inc.

MLAM is responsible for the management of the Fund's portfolio and provides the necessary personnel, facilities, equipment and certain other services necessary to the operations of the Fund. For such services, the Fund pays a monthly fee at the annual rate of 0.65% of the average daily value of the Fund's net assets.

Pursuant to the Distribution Plans adopted by the Fund in accordance with Rule 12b-1 under the Investment Company Act of 1940, the Fund pays the Distributor ongoing account maintenance and distribution fees. The fees are accrued daily and paid monthly at annual rates based upon the average daily net assets of the shares as follows:

                                    Account
                                  Maintenance      Distribution
                                      Fee              Fee

Class B                              0.25%            0.75%
Class C                              0.25%            0.75%
Class D                              0.25%              --

Pursuant to a sub-agreement with the Distributor, Merrill Lynch, Pierce, Fenner & Smith Inc. ("MLPF&S"), a subsidiary of ML & Co., also provides account maintenance and distribution services to the Fund. The ongoing account maintenance fee compensates the Distributor and MLPF&S for providing account maintenance services to Class B, Class C and Class D shareholders. The ongoing distribution fee compensates the Distributor and MLPF&S for providing shareholder and distribution-related services to Class B and Class C shareholders.

For the six months ended February 28, 1998, MLFD earned underwriting discounts and direct commissions and MLPF&S earned dealer concessions on sales of the Fund's Class A and Class D Shares as follows:

                                     MLFD            MLPF&S

Class A                               $794           $10,891
Class D                            $22,068          $303,733

For the six months ended February 28, 1998, MLPF&S received contingent deferred sales charges of $249,548 and $5,801 relating to transactions in Class B and Class C Shares, respectively.

In addition, MLPF&S received $13,878 in commissions on the execution of portfolio security transactions for the Fund for the six months ended February 28, 1998.

Merrill Lynch Financial Data Services, Inc. ("MLFDS"), a wholly-owned subsidiary of ML & Co., is the Fund's transfer agent.

Accounting services are provided to the Fund by MLAM at cost.

Certain officers and/or directors of the Fund are officers and/or directors of MLAM, MLFDS, PSI, MLFD, and/or ML & Co.

3. Investments:
Purchases and sales of investments, excluding short-term securities, for the six months ended February 28, 1998 were $284,854,984 and $107,916,480, respectively.

Net realized gains (losses) for the six months ended February 28, 1998 and net unrealized gains as of February 28, 1998 were as follows:

                                   Realized         Unrealized
                                Gains (Losses)        Gains

Long-term investments            $13,737,591      $108,484,066
Short-term investments                  (500)               --
                                ------------      ------------
Total                            $13,737,091      $108,484,066
                                ============      ============

As of February 28, 1998, net unrealized appreciation for Federal income tax purposes aggregated $108,484,066, of which $115,959,190 related to appreciated securities and $7,475,124 related to depreciated securities. At February 28, 1998, the aggregate cost of investments for Federal income tax purposes was $569,424,589.

4. Capital Share Transactions:
Net increase in net assets derived from capital share transactions were $261,575,322 and $95,459,275 for the six months ended February 28, 1998 and for the year ended August 31, 1997, respectively.

Transactions in capital shares for each class were as follows:

Class A Shares for the
Six Months Ended                                      Dollar
February 28, 1998                   Shares            Amount

Shares sold                        2,943,553       $49,638,632
Shares issued to share-
holders in reinvestment
of distributions                     492,245         8,166,345
                                ------------      ------------
Total issued                       3,435,798        57,804,977
Shares redeemed                   (1,339,016)      (23,297,123)
                                ------------      ------------
Net increase                       2,096,782       $34,507,854
                                ============      ============

Class A Shares for the Year                           Dollar
Ended August 31, 1997               Shares            Amount

Shares sold                        5,300,860       $80,749,430
Shares issued to share-
holders in reinvestment
of distributions                     318,999         4,411,762
                                ------------      ------------
Total issued                       5,619,859        85,161,192
Shares redeemed                   (5,508,434)      (81,532,077)
                                ------------      ------------
Net increase                         111,425        $3,629,115
                                ============      ============

Class B Shares for the
Six Months Ended                                      Dollar
February 28, 1998                   Shares            Amount

Shares sold                       10,261,713      $166,923,162
Shares issued to share-
holders in reinvestment
of distributions                   2,042,041        32,448,035
                                ------------      ------------
Total issued                      12,303,754       199,371,197
Automatic conversion
of shares                            (25,356)         (415,785)
Shares redeemed                   (2,089,927)      (34,374,393)
                                ------------      ------------
Net increase                      10,188,471      $164,581,019
                                ============      ============

Class B Shares for the Year                           Dollar
Ended August 31, 1997               Shares            Amount

Shares sold                        8,146,257      $124,318,206
Shares issued to share-
holders in reinvestment
of distributions                     782,595        10,471,125
                                ------------      ------------
Total issued                       8,928,852       134,789,331
Automatic conversion
of shares                            (23,111)         (352,449)
Shares redeemed                   (4,796,356)      (69,880,135)
                                ------------      ------------
Net increase                       4,109,385       $64,556,747
                                ============      ============

Class C Shares for the
Six Months Ended                                      Dollar
February 28, 1998                   Shares            Amount

Shares sold                        1,817,170       $29,652,844
Shares issued to share-
holders in reinvestment
of distributions                     592,390         9,454,545
                                ------------      ------------
Total issued                       2,409,560        39,107,389
Shares redeemed                     (674,631)      (11,193,408)
                                ------------      ------------
Net increase                       1,734,929       $27,913,981
                                ============      ============

Class C Shares for the Year                           Dollar
Ended August 31, 1997               Shares            Amount

Shares sold                        1,343,912       $20,658,965
Shares issued to share-
holders in reinvestment
of distributions                     310,633         4,165,597
                                ------------      ------------
Total issued                       1,654,545        24,824,562
Shares redeemed                   (1,297,675)      (19,022,602)
                                ------------      ------------
Net increase                         356,870        $5,801,960
                                ============      ============

Class D Shares for the
Six Months Ended                                      Dollar
February 28, 1998                   Shares            Amount

Shares sold                        2,276,042       $38,715,211
Automatic conversion
of shares                             24,432           415,785
Shares issued to share-
holders in reinvestment
of distributions                     485,816         8,011,111
                                ------------      ------------
Total issued                       2,786,290        47,142,107
Shares redeemed                     (769,773)      (12,569,639)
                                ------------      ------------
Net increase                       2,016,517       $34,572,468
                                ============      ============

Class D Shares for the Year                           Dollar
Ended August 31, 1997               Shares            Amount

Shares sold                        2,051,457       $31,598,761
Automatic conversion
of shares                             22,419           352,449
Shares issued to share-
holders in reinvestment
of distributions                     164,753         2,268,645
                                ------------      ------------
Total issued                       2,238,629        34,219,855
Shares redeemed                     (855,358)      (12,748,402)
                                ------------      ------------
Net increase                       1,383,271       $21,471,453
                                ============      ============



OFFICERS AND DIRECTORS

Arthur Zeikel, President and Director
Joe Grills, Director
Walter Mintz, Director
Robert S. Salomon Jr., Director
Melvin R. Seiden, Director
Steven B. Swensrud, Director
Terry K. Glenn, Executive Vice President
Lawrence R. Fuller, Senior Vice President and Portfolio Manager
Norman R. Harvey, Senior Vice President
Donald C. Burke, Vice President
Gerald M. Richard, Treasurer
Barbara G. Fraser, Secretary

Custodian
The Chase Manhattan Bank
Global Securities Services
Chase MetroTech Center, 18th Floor
Brooklyn, NY 11245

Transfer Agent
Merrill Lynch Financial Data Services, Inc.
4800 Deer Lake Drive East
Jacksonville, FL 32246-6484
(800) 637-3863

4/15/98   Merrill Lynch Fundamental Growth Fund, Inc.
PAGE 29